Exhibit 10.2

Allegro MicroSystems, Inc.

955 Perimeter Road

Manchester, New Hampshire 03103

May 6, 2022

Ravi Vig

Re: Employment Transition

Dear Ravi:

Allegro MicroSystems, Inc., (the “Company,” and together with any of its subsidiaries and affiliates, the “Company Group”) is grateful for your contributions and many years of dedicated service and wishes you well in your transition out of the Company. This letter agreement (the “Letter”) is to memorialize our agreement regarding your retirement and your assistance with the transition of your duties and responsibilities to a successor. Capitalized terms not defined herein shall have the meanings set forth in that certain Second Amended and Restated Severance Agreement by and between you and the Company, which is being entered into on the same date as this Letter (the “Severance Agreement”).

You and the Company agree that your employment with the Company Group will end on June 13, 2022, or such later or earlier date as you and the Company may otherwise agree in writing (the “Retirement Date”). On the Retirement Date, you will cease to serve as the Company’s President and Chief Executive Officer or in any other employee role or in any other position with the Company Group, except as set forth below. On or prior to the Retirement Date, you will resign as a member of the board of directors of the Company and, as of the Retirement Date, you will be deemed to have resigned from all other offices, positions, and directorships then held with the Company Group. You agree that you will execute any documents or instruments reasonably requested by the Company in connection with or to give effect to the foregoing.

The Company agrees that in connection with your departure, you will be entitled to receive the severance payments and benefits set forth in Section 3 of the Severance Agreement, including the Severance Benefit described in Section 3.1 of the Severance Agreement and the Health Plan benefits described in Section 3.5 of the Severance Agreement, which benefits will be paid and provided in accordance with and subject to the terms and conditions of Section 3 of the Severance Agreement. In addition, your outstanding Stock Awards will vest and become payable in accordance with Section 5 thereof. The foregoing payments and benefits are subject to all of the terms and conditions of the Severance Agreement, including your continued compliance with the Restrictive Covenants and the requirement for you to execute and not revoke the Release in the form attached as Exhibit A to the Severance Agreement. The Company will deliver an execution version of the Release to you on or before the Retirement Date and as a condition to receiving the foregoing payments and benefits, you must sign such Release on or after the Retirement Date and within 21 days after the Retirement Date, and you must not revoke the Release.

With respect to the Health Plan benefits described in Section 3.5 of the Severance Agreement, you agree that you will timely elect COBRA continuation coverage under the Health Plan and the Company will pay or reimburse the cost of the COBRA premiums for a period of 18 months in accordance with the terms of Section 3.5. For the remainder of the period in which you are entitled to benefits under Section 3.5 of the Severance Agreement (which, for the avoidance of doubt will end in October 2024), the Company will pay you an equivalent monthly cash amount.

In order to facilitate an orderly transition, the Company desires to engage you, and you agree to serve, in a consulting role as a Senior Counselor to the Company’s Board of Directors for a period of six months following the Retirement Date, or such longer or shorter period as you and the Company may otherwise agree (the “Consulting Period”); provided, that the Consulting Period may be shortened by mutual agreement between you and the Company or unilaterally by the Company after providing at least seven (7) days’ notice to you. During the Consulting Period, you agree to remain available to provide up to eight (8) hours per week of such transition-related consulting services and advice as may be requested from time to time by the Company (the “Consulting Services”). In connection with the Consulting Services, you will be entitled to receive a “Consulting Fee” in an amount equal to $10,000 per week. The Consulting Fee will be paid in cash bi-weekly in arrears. It is hereby understood and agreed by you and the Company that your performance of the Consulting Services will be as an independent contractor and not as an officer or employee of the Company or any of its subsidiaries or affiliates, and that, except as may be required by applicable law or expressly set forth herein or in the Severance Agreement, following the Retirement Date, you will receive no employee benefits from the Company or its subsidiaries or affiliates in connection with the Consulting Services. You and Company further acknowledge and agree that it is intended that you will incur a “separation from service” (a “Separation from Service”) under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as of the Retirement Date. Accordingly, the level of bona fide services that you will perform for the Company during the Consulting Period will in any case be less than twenty percent (20%) of the average level of bona fide services performed by you for the Company over the thirty-six (36) month period immediately preceding the Retirement Date.

We again thank you for your career of service and dedicated contributions to the Company and look forward to a smooth transition.

Sincerely,

/s/ Yoshihiro (Zen) Suzuki
Yoshihiro (Zen) Suzuki,
Chairman of the Board
Allegro Microsystems, Inc.

[Countersignature Page Follows]

This Letter is hereby acknowledged and agreed as of May 6, 2022:

/s/ Ravi Vig
Ravi Vig